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                            ARTICLES OF AMENDMENT OF
                    PRUDENTIAL NATIONAL MUNICIPALS FUND, INC.

     PRUDENTIAL NATIONAL MUNICIPALS FUND, INC., a Maryland corporation having its principal offices in Maryland in the city of Baltimore (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended as follows:

     (a) The second sentence of Article IV, Section 6(c) shall be amended by inserting the following text after the words "of this Section 6":

     ", less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors."

     (b) The second sentence of Article IV, Section 6(e) shall be amended by replacing the text after the words "of this Section 6" with the following:

     ", less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors, and take all other steps deemed necessary or advisable in connection therewith. A redemption by the Corporation in accordance with the charter of the Corporation, even if it is for all the shares of a series or class, shall not be considered a liquidation requiring a vote of stockholders."

     (c) Article IV shall be amended by adding the following as a new Section
12:

     "At a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast one-third of all the votes entitled to be cast at the meeting constitutes a quorum. At a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast one-third of all the votes entitled to be cast on any matter shall constitute a quorum for action on that matter (including matters on which fewer than all classes or series are entitled to vote)."

     (d) The following shall be added as a new Article VI, and all subsequent Articles shall be renumbered accordingly:

                    "INDEMNIFICATION; LIMITATION ON LIABILITY

     Section 1. The Corporation shall indemnify (A) its current and former directors and officers, whether serving or having served the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force (as limited by the Investment Company Act of 1940), including the advance of expenses under the procedures and to the full extent permitted by law and
     (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as

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     may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     Section 2. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciaFry duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted by law (including the Investment Company Act of 1940) as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal."

     (e) Article VI (to be renumbered Article VII) shall be amended by adding the following as a new Section 6:

     "The Board of Directors is explicitly authorized to, without action by stockholders (unless such approval is required by the Investment Company Act of 1940), invest all or a portion of the assets of any series or class, or dispose of all or a portion of the assets of any series or class and invest the proceeds of such disposition, in cash or in interests issued by one or more other investment companies registered under the Investment Company Act of 1940. The Board of Directors is explicitly authorized to, without action by stockholders, cause a series or class that is organized in the master/feeder fund structure to withdraw or redeem its assets from the master fund and cause such series or class to invest its assets directly in cash or in securities and other financial instruments or in another master fund."

     (f) The text of Article VIII (renumbered Article IX) shall be deleted in its entirety and replaced with the following:

     "The Corporation reserves the right from time to time to make any amendments to the charter of the Corporation which may now or hereafter be authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter of the Corporation, of any shares of its outstanding stock by classification, reclassification, or otherwise. In clarification and not limitation of the foregoing, a majority of the entire Board of Directors, without action by the stockholders, may amend the charter of the Corporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue."

SECOND: The foregoing amendments do not increase the authorized stock of the Corporation.

THIRD: The foregoing amendments to the Charter of the Corporation have been advised by the Board of Directors and approved by the stockholders of the Corporation.





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     IN WITNESS WHEREOF, Prudential National Municipals Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on August 25, 2003.


                                    PRUDENTIAL NATIONAL MUNICIPALS FUND, INC.


                                    By: /s/Judy A. Rice
                                        ----------------------------------------
                                        Judy A. Rice, President

Attest: /s/Deborah A. Docs
        --------------------------
        Deborah A. Docs, Secretary

     The undersigned, President of PRUDENTIAL NATIONAL MUNCIPALS FUND, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation that these Articles of Amendment are the act of the Corporation and certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.


                                    By: /s/Judy A. Rice
                                        ----------------------------------------
                                        Judy A. Rice, President

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